Exhibit 10.7


                                 AMENDMENT TO
                      1989 STOCK OPTION AND INCENTIVE PLAN
                             EFFECTIVE AUGUST 2, 1995

     FURTHER RESOLVED, that the following sentence shall be added to the 1989 Plan at the end of Section 13.5:

               Grantees subject to the "insider trading" provisions of
Section 16(b) of the Exchange Act may also elect to exercise a SAR for cash settlement if such cash settlement is made pursuant to an irrevocable election made by the Grantee at least six months in advance of the effective date of such cash settlement.

; and

     FURTHER RESOLVED, that Section 13.8 and Section 13.9, as follow, shall be added to the 1989 Plan:

          13.8. In no event may any employee who is granted an Award under the Plan hold such derivative security for less than six months prior to disposition of the derivative security or its underlying equity securities.

          13.9. A Grantee who is subject to Section 16(b) of the Exchange Act may avail himself of the alternative methods of payment set forth in
Section 13.3 and Section 13.4 of this Plan only if such Grantee (i) makes an irrevocable election to use such payment method at least six months prior to the effective date of the transaction or (ii) if such transaction is effected during a period beginning on the third business day following the date of release for publication of the Company's quarterly or annual summary statements of sales and earnings and ending on the twelfth business day following such date.